Exhibit 10.2

From: Jim Doyle, COO Sterilumen, Inc. 8480 East Orchard Road, Greenwood Village, Colorado 801 I I Suite 2400 To: Robert Berger Sent via email: robertoberger@hotmail.com Re: Offer of Employment Dear Rob: STERILUMEN On behalf of Sterilumen, Inc. (the "Company") (NASDAQ: AUVI), I am pleased to extend you an offer of employment as the company's Vice President Global Sales ("VP Sales") on the following terms (the "Employment Offer".) 1. Position and Duties. The position of VP Sales is offered on a full-time basis and your primary work location will be Greenwood Village, Colorado. You will be expected to devote your full time and best efforts to the performance of your responsibilities, as defined below, and you may not engage in any other business without the express written consent of the Company. Your job responsibilities as VP Sales are consistent with the normal job duties of a public company, NASDAQ listed Company in this position, including but not limited to: • Create and implement strategic sales and marketing plans that successfully achieve business objectives. • Develop and execute a comprehensive sales and distribution model (e.g. channel model with distributors, VARs, etc.) for the current products and incorporate the flexibility to add products and services from acquisitions and partner products. • Monitor competitors1 products, including relevant sales and marketing data. • Develop an operating budget for the sales team, including channel support, that meets business goals. • Use available data to accurately forecast sales and set appropriate performance goals. • Complete market research and analyze results to adjust sales and marketing strategy

STERILUMEN for maximum success. • Develop and maintain positive relationships with key clients, including negotiating and closing on major contracts, both with channel partners and directly. • Manage manufactures representatives as appropriate. • Work closely with Product Development and Marketing to develop sales collateral, product documentation, and installation guides that are channel appropriate and of the highest quality. • Developing and implementing a comprehensive sales management and reporting system that provides near real-time access to sales actuals and potential over relevant time periods. • Communicating and appropriately implementing the company's plans so that all employees, channel partners, and contractors can understand and enable business success. Driving decision-making that creates value for the company's shareholders for the short, medium- and long-term, with improvement to market share, margin, revenue and profit growth. • Engaging the leadership team and driving a culture of innovation. • You will report to directly to the Company's COO, Jim Doyle. The Company may change your position, duties, and work location from time to time in its discretion necessary to meet the demands business. 2. Compensation an Employee Benefits. Your annual base salary for the period commencing Decembe:14,2020 will be $240,000.00 less applicable payroll deductions and withholdings, payable on the Company's regular payroll dates ("Starting Salary"). You will be eligible for a 1% Sales Commission on all sales excluding License Revenue and House Accounts from Sterilumen or acquired companies. Each year during budget planning, Licensees and House Accounts will be defined. You will also be awarded certain "Stock Options" as to be presented approximately by the end of 2020 and effective as of the effective date of your defined in, and subject to, the 2020 Employee Stock Option Plan. Once your current company's health benefits expire, your COBRA costs will be covered at 50% of your costs incurred until Company insurance is in effect. Please provide invoices for COBRA reimbursement with supporting cost documentation. 2

STERILUMEN During your employment, you will also be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company, including, but not limited to, profit sharing, life and disability insurance, health insurance, subject to plan terms and generally applicable Company policies. The Company will reimburse you for your business travel and telephone in accordance with the Company guidelines. In addition, you will be given a laptop computer that will be returned to the Company at the conclusion of your employment. You will also be entitled to the paid holidays and other paid leave as set forth in the Company's policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. 3. "At-Will" Employment Relationship. Your employment with the Company will be "atwill." This means that your employment is for no specific period of time and the Company may terminate your employment at any time and for any reason whatsoever, with or without "cause" (defined below). The fact that your salary or other compensation is stated in terms of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed expressly in a writing signed by you and the Company's President or other authorized designee. (a) The term "cause" means (i) a material breach of any agreement between you and the Company, including, without limitation, the company's governance, ethics, expenses and general conduct policies and practices, and/or any non-competition agreement or confidentiality agreement (which will include any violation resulting from you working for a competing company without the prior authorization and consent from the Company as contemplated by this Employment Offer); (ii) intentional or negligent misconduct by you in the performance of your duties or obligations to the Company in any material respect during your employment with the Company; (iii) a breach of any fiduciary duty which you owe to the Company in your capacity, a manager of the Company, or under any agreement between you and the Company as an employee; (iv) the conviction, plea of guilty or no contest or acceptance of deferred adjudication or unadjudicated probation by 3

STERILUMEN you during your employment with the Company with respect to (A) a felony (other than a driving infraction) or (b) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the habitual use or abuse of alcohol, drugs or other substances, in each case that interferes with your employment with the Company; (vi) material unexcused absences from work; (vii) your failure to perform the job functions, described above in paragraph 1, and failure to cure such deficiency within 7 business days after being provided written notice of such failure. 4. Written Modifications Only. This letter forms the complete and exclusive statement of the terms of your employment with the Company. It supersedes any other agreements or promises made to the Company, whether oral or written, and nothing in this letter creates an implied or explicit contract for employment. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an authorized representative of the Company. 5. Terms of Acceptance. If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me by November 13, 2020. If you accept our offer, we would like you to start on December 7, 2020. We are looking forward to the opportunity of working closely with you in the near future. Sincerely, Jim Doyle, COO ACCEPTED AND AGREED: (Signature) Robert Berger Date: December 9, 2020 Date: December 9, 2020 4